UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2013

LIPOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35792	56-1879288
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2500 Sumner Boulevard

Raleigh, NC 27616

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (919) 212-1999

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

After the close of trading on Friday, March 15, 2013, an executive officer of LipoScience, Inc. (the “Company”), after responding to a call from a securities analyst regarding recent declines in the Company’s stock, communicated with three securities analysts the officer’s belief regarding reasons for recent declines in the market price of the Company’s common stock. The executive officer’s statements indicated the Company’s belief that certain of the Company’s stockholders who were holders of Series A, B and C preferred stock prior to the Company’s initial public offering in January 2013 had begun to sell their shares. These particular stockholders were not subject to the lockup agreement in connection with the Company’s initial public offering. The executive officer noted that during the past month, and during the last two weeks in particular, the Company’s in-house legal counsel had issued 12 opinion letters to the Company’s transfer agent authorizing the removal of restrictive legends on the shares pursuant to Rule 144 under the Securities Act of 1933, as amended, in order to allow the shares to be released for potential resale. The Company estimated that the number of shares released from restriction thus far aggregated to between 80,000 and 100,000. In addition, the executive officer conveyed the Company’s expectation that it will issue a new Rule 144 opinion covering approximately 60,000 shares in the next week that it expects to be sold shortly thereafter. The Company understands that the individual stockholder holding these shares has pledged these shares to an institution that is likely to sell them quickly. The Company believes that these sales by long-time stockholders who were not subject to lockup restrictions have put pressure on the price of its stock, particularly given its low trading volume.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2013	LIPOSCIENCE, INC.

	By:	/s/ Richard O. Brajer Richard O. Brajer President and Chief Executive Officer

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